Exhibit 99.1

FOR IMMEDIATE RELEASE

Gaming Partners International Announces Special Dividend

Las Vegas, Nevada, December 1, 2010 — Gaming Partners International Corporation (Nasdaq: GPIC), the leading worldwide provider of casino currency and table gaming equipment, announced today that its Board of Directors has authorized a special cash dividend of $0.1825 per share to be paid on December 21, 2010 to shareholders of record as of  December 13, 2010.

Commenting on the dividend, Greg Gronau, President and CEO, said, “As we did in 2009, the Company decided that it was in the shareholders’ best interests to pay a special cash dividend for 2010.  The dividend amount is $0.1825 per share and is larger than last year's dividend. This reflects the Company’s increased profitability during 2010 and the strong balance sheet which included more than $22 million in cash and marketable securities at September 30, 2010.  This $1.5 million dividend payment reflects our past success and does not impair our ability to pursue strategic initiatives.”

About Gaming Partners International Corporation

GPIC manufactures and supplies (under the brand names of Paulson®, Bourgogne et Grasset® and Bud Jones®) casino chips, including plaques and jetons and low frequency and high frequency RFID chips, low and high frequency RFID readers, table layouts, playing cards, dice, gaming furniture, roulette wheels, table accessories, and other products that are used with casino table games such as blackjack, poker, baccarat, craps, and roulette. GPIC is headquartered in Las Vegas, Nevada, with offices in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey; and Gulfport, Mississippi. GPIC sells its casino products directly to licensed casinos throughout the world. For additional information about GPIC, visit our web site at www.gpigaming.com.

Safe Harbor Statement

This release contains “forward-looking statements” based on current expectations but involving known and unknown risks and uncertainties, such as statements relating to anticipated future sales or the timing thereof; the long-term growth and prospects of our business or any jurisdiction; the duration or effects of unfavorable economic conditions which may reduce our product sales; the long term potential of the RFID gaming chips market and the ability of GPIC to capitalize on any such growth opportunities; and the payment of any dividends in the future.  Actual results or achievements may be materially different from those expressed or implied. GPIC’s plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing and its ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the period ended December 31, 2009, all of which are difficult or impossible to predict accurately and many of which are beyond its control.  Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For more Information please contact:
Gaming Partners International Corporation:

Gerald W. Koslow, CFO
702-598-2401
jkoslow@gpigaming.com